                                                                     EXHIBIT 2.1
                                                CENTEX DEVELOPMENT COMPANY, L.P.


                               OPTION AGREEMENT

                                by and between

                       CENTEX DEVELOPMENT COMPANY, L.P.

                                     and

                          ESTRELLA PROPERTIES, LTD.

                               TABLE OF CONTENTS

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         ARTICLE 1.             DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1
             1.01.              Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1
             1.02.              Additional Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . .            6

         ARTICLE 2.             OPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6
             2.01.              Grant of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6
             2.02.              Option Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            8
             2.03.              Monthly Option Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .            8
             2.04.              Option Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            9
             2.05.              Exercise of Option  . . . . . . . . . . . . . . . . . . . . . . . . . . .            9

         ARTICLE 3.             PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10
             3.01.              Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10

         ARTICLE 4.             INVESTIGATION OF PROPERTY . . . . . . . . . . . . . . . . . . . . . . . .           16
             4.01.              As Is With All Faults Conveyance  . . . . . . . . . . . . . . . . . . . .           16
             4.02.              Disclaimer of Warranties  . . . . . . . . . . . . . . . . . . . . . . . .           17
             4.03.              Authorization by Estrella to CDC  . . . . . . . . . . . . . . . . . . . .           17
             4.04.              Limitations on CDC Rights . . . . . . . . . . . . . . . . . . . . . . . .           18
             4.05.              Right to Work Product . . . . . . . . . . . . . . . . . . . . . . . . . .           20

         ARTICLE 5.             ESTRELLA'S REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . .           20
             5.01.              Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .           20

         ARTICLE 6.             CDC'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . .           21
             6.01.              Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .           21

         ARTICLE 7.             EFFECT OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION . . . . . . . .           21
             7.01.              Effect of Representations and Warranties  . . . . . . . . . . . . . . . .           21
             7.02.              Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           22

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         ARTICLE 8.             CDC'S REQUIREMENTS AND ESTRELLA'S COVENANTS . . . . . . . . . . . . . . .           22
             8.01.              CDC'S Pre-Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . .           22
             8.02.              Golf Course Easement  . . . . . . . . . . . . . . . . . . . . . . . . . .           23
             8.03.              SDG&E Site Relocation . . . . . . . . . . . . . . . . . . . . . . . . . .           24
             8.04.              Green Belt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           24
             8.05.              Alterations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           24
             8.06.              Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           24
             8.07.              No Representation or Warranty . . . . . . . . . . . . . . . . . . . . . .           26

         ARTICLE 9.             ASSIGNMENT OF DEVELOPMENT RIGHTS AND OBLIGATIONS. . . . . . . . . . . . .           26
             9.01.              Settlement/Development Agreement  . . . . . . . . . . . . . . . . . . . .           26
             9.02.              Tentative Tract 12895 . . . . . . . . . . . . . . . . . . . . . . . . . .           26
             9.03.              Wastewater Treatment Capacity . . . . . . . . . . . . . . . . . . . . . .           27
             9.04.              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           27
             9.05.              Subdivision Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .           28
             9.06.              Other Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           28
             9.07.              Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           28

         ARTICLE 10.            GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           29
            10.01.              Liquidated Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . .           29
            10.02.              Recovery on Indemnities . . . . . . . . . . . . . . . . . . . . . . . . .           30
            10.03.              Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           30
            10.04.              Eminent Domain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           30
            10.05.              Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           31
            10.06.              Commissions; Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . .           33
            10.07.              Right of Entry  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           34

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            10.08.              Entire Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . .           34
            10.09.              Amendments and Waivers    . . . . . . . . . . . . . . . . . . . . . . . .           34
            10.10.              Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           34
            10.11.              Confidentiality and Publicity   . . . . . . . . . . . . . . . . . . . . .           34
            10.12.              Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           35
            10.13.              Limitation on CDC Damages and Indemnities   . . . . . . . . . . . . . . .           36
            10.14.              Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           37
            10.15.              Successors and Assigns    . . . . . . . . . . . . . . . . . . . . . . . .           37
            10.16.              Further Assurances    . . . . . . . . . . . . . . . . . . . . . . . . . .           37
            10.17.              Memorandum of Option    . . . . . . . . . . . . . . . . . . . . . . . . .           38
            10.18.              No Third Party Beneficiaries    . . . . . . . . . . . . . . . . . . . . .           38
            10.19.              Counterparts; Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . .           38
            10.20.              Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           38
            10.21.              Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           38

         ARTICLE 11.            SPECIAL REMEDIES    . . . . . . . . . . . . . . . . . . . . . . . . . . .           39
            11.01.              Reference Provision   . . . . . . . . . . . . . . . . . . . . . . . . . .           39

         LIST OF EXHIBITS
            Exhibit A - Description of the Property   . . . . . . . . . . . . . . . . . . . . . . . . . .            1
            Exhibit B - Grant Deed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2
            Exhibit C - Nonforeign Certification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4
            Exhibit D - Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           12
            Exhibit E - Estrella's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           12
            Exhibit F - Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           13
            Exhibit G - Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           27
            Exhibit H - Grant of Easement and Declaration of Covenants  . . . . . . . . . . . . . . . . .           23
            Exhibit I - Greenbelt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           24
            Exhibit J - Memorandum of Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           38
            Exhibit K - Letter of Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           16
            Exhibit L - Letter of Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           16
            Exhibit M - Outline of Proposed Development Agreement   . . . . . . . . . . . . . . . . . . .           17

                                OPTION AGREEMENT

                  THIS OPTION AGREEMENT is made as of November 3, 1988, between CENTEX DEVELOPMENT COMPANY, L.P. (hereinafter called "CDC"), a Delaware limited partnership whose sole general partner is 3333 Development Corporation, a Nevada corporation, and ESTRELLA PROPERTIES, LTD. (hereinafter called "Estrella"), a California limited partnership whose general partners are Shannon Developers, Inc., a California corporation, and Leo Fitzsimmon, an individual, and whose limited partners are Borg-Warner Equities Corporation, a Delaware corporation and Sea-Aire Properties, Inc., a California corporation.

                                   ARTICLE 1

                                 DEFINED TERMS

          1.01. Definitions. The following terms used in this Agreement, unless the context otherwise requires, shall have the meanings set forth in this
Section 1.01:

          "Acceptable Conditions of Title" shall mean those exceptions to the title set forth in Section 3.01.4, subject to which CDC shall accept title to the Property.

          "Affordable Housing Site" shall mean that approximately 24.9-acre portion of the Property consisting of Lot 26 of Tract 11781, and more particularly described in Exhibit A attached hereto.

          "Agreement" shall mean this Option Agreement.

          "City" shall mean the City of San Clemente, a municipal corporation.

          "Closing" shall mean the recordation of the Deed in accordance with the provisions of Article 3.

          "Closing Date" shall mean the date which is designated for closing in
Section 3.01.3.

          "Commercial Site" shall mean that approximately 7.3-acre portion of the Property consisting of Lot 25 of Tract 11781, and more particularly described in Exhibit A attached hereto.

          "County" shall mean Orange County, California.

          "Deed" shall mean a duly executed and acknowledged grant deed, in the form attached hereto as Exhibit B, conveying the Property to CDC.

          "Development Area" shall mean that real property identified as the Development Area in the Settlement/Development Agreement.

          "Development Entitlements" shall mean all approvals, grants, permits, licenses, development allocations and subdivision maps related to development of the Property, including any applications therefor.

          "Effective Date" shall mean the date of the making of this Agreement as set forth on page 1 of this Agreement.

          "Estrella's Best Knowledge" shall mean information known to the current officers of Shannon Developers, Inc., but without any duty of such officers to conduct any independent investigation or inquiry.

          "Excluded Property" shall mean the following real property which is
not part of the Property:   (a) the Golf Course (including the hotel site),
(b) Tract 10764 (as shown on map
recorded in Book 521, pages 7-9 of miscellaneous maps); Tract 10596 (as shown on map recorded in Book 531, pages 31-38), lots 1-23 and lot 27 in Tract 11781 (as shown on map recorded in book 531, pages 3-6 of miscellaneous maps) and (c) the balance of the Development Area to the extent not included within the Property.

          "Exercise Date" shall mean the date the Option is exercised by CDC pursuant to Section 2.05 of this Agreement.

          "Exercise Deposit" shall mean the sum of One Hundred Thousand Dollars ($100,000) to be delivered by CDC into escrow upon exercise of the Option pursuant to Section 2.05 of this Agreement.

          "Golf Course" shall mean the Shorecliffs Golf Course located in the City and described in the preliminary title report of the Company dated as of October 7, 1988, Order No. 592794-9.

          "Hazardous Materials" shall include, but shall not be limited to any flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, substances defined as "hazardous substances," hazardous materials" or "toxic substances" in the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended,
42 USC Section 9601, et seq.; the Hazardous Materials Transportation Act,
49 USC Section 1801, et seq.; the Resource Conservation and Recovery Act,
42 USC Section 6901, et seq.; those substances defined as "hazardous wastes" in California Health & Safety Code Section 25117 or as "hazardous substances" in California Health & Safety Code Section 25316; and those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, California Health & Safety Code Section 25249.5 et seq.; and in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

          "Intermediate School Site" shall mean that approximately 14-acre portion of the Property more particularly described in Exhibit A attached hereto.

          "Monthly Option Fee" shall mean the sum of One Hundred Seventy-five Thousand Dollars ($175,000) to be paid monthly to Estrella to continue the Option as provided in Section 2.03.

          "Nonforeign Certification" shall mean a certification in the form attached hereto as Exhibit C, duly executed by Estrella under penalty of perjury, certifying that Estrella is not a "foreign person" in accordance with the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          "Option" shall mean CDC's right to purchase the Property subject to the terms and conditions of this Agreement.

          "Option Payment" shall mean the sum of One Million Dollars ($1,000,000) paid by CDC to Estrella pursuant to Section 2.04.

          "Planning Area" shall mean that approximately 1,031-acre portion of the Property more particularly described in Exhibit A attached hereto.

          "Property" shall mean the real property, improvements and other assets described in Section 2.01 which CDC is granted the Option to purchase pursuant to this Agreement. In no event shall the Property include all or any part of the Excluded Property.

          "Purchase Price" shall mean the sum of Fifty Million Dollars ($50,000,000).

          "Settlement/Development Agreement" shall mean that certain Settlement/Development Agreement between Estrella and the City dated August 5, 1981, as amended by that certain First Amendment to Settlement/Development Agreement dated as of December 14, 1983 and that certain undated Second Amendment to Settlement/Development Agreement.

          "Specific Plan" shall mean the Forster Ranch Specific Plan prepared by Tierra Planning & Design, Inc., dated October 1985 and approved by the City on October 1, 1986.

          "Title Company" shall mean Chicago Title Insurance Company, 825 North Broadway, Santa Ana, California, 92701; Attn: David Butler (FAX (714)
667-0343; telephone (714) 547-7251)).

          "Title Policy" shall mean an ALTA 1970 Form B Extended Coverage Owner's Form title insurance policy, insuring that fee title to the Property is vested in CDC in the amount of the Purchase Price.

          "Title Reports" shall mean the following preliminary title reports prepared by the Title Company:

                 (a) Order No. 592744-9, dated as of August 3, 1988, as amended by Supplemental Report dated October 26, 1988, and received November 3, 1988, for the Planning Area;

                 (b) Order No. 592745-9, dated as of August 3, 1988, as amended by Supplemental Report dated October 26, 1988, for the Commercial Site;

                 (c) Order No. 592746-9, dated as of August 3, 1988, as amended by Supplemental Report dated October 26, 1988, for the Affordable Housing Site; and

                 (d) Order No. 592770-9, dated as of September 7, 1988, as amended by Supplemental Report dated October 26, 1988, for the Intermediate School Site.

         "Wastewater Agreement" shall mean that certain Agreement for Construction of Wastewater Treatment Facilities dated as of October 3, 1984.

         "Work Product" shall mean preliminary engineering drawings, any final subdivision map for Tentative Tract 12895, the ALTA survey of the Property prepared by Madole & Associates, Inc., soils reports and other studies related to the Property which have been prepared for CDC by third party consultants.

         1.02. Additional Defined Terms. To the extent capitalized terms are not defined in Section 1.01, such terms shall have the meaning otherwise ascribed to them in this Agreement.

                                   ARTICLE 2

                                     OPTION

         2.01. Grant of Option. Estrella grants to CDC the Option, during the period and subject to all of the provisions of this Agreement, to purchase all of the following property:

                 2.01.1 Land. The real property consisting of approximately 1,077.2 acres located in the City as more particularly described in Exhibit A attached hereto, together with all of Estrella's rights in and to (a) all privileges, rights, easements and appurtenances belonging to the real property, including without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the real property, (b) all development rights, air rights, water, water rights and water stock relating to the real property and
(c) all rights of Estrella in and to any streets, alleys, passages, other easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with the real property, before or after the vacation thereof;

                 2.01.2 Improvements. All rights of Estrella in and to any and all buildings, systems, facilities, fixtures, structures, fences, parking areas, machinery, equipment, apparatus and appliances located on the real property described in Section 2.01.1; and

                 2.01.3 Other Assets. All rights of Estrella, if any, in and to all tangible and intangible assets of any nature relating to the Property (except as they pertain to the Excluded Property), including without limitation
(a) all Development Entitlements, (b) all surveys, maps, studies, reports, test results, plans, specifications, engineering drawings and prints relating to development of the Property or construction of any improvements thereon, (c) all trade names and goodwill associated with the Property, (d) all other intangible property used by

Estrella in connection with the Property, (e) all warranties upon the improvements, to the full extent such warranties are assignable, and (f) to the extent the same are approved by CDC pursuant to the provisions of this Agreement, all claims, causes of action, contract and lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Property.

         2.02. Option Term. The Option shall commence on the Effective Date and shall continue to and including February 28, 1989, provided CDC is not in default in payment of the Monthly Option Fee under Section 2.03.

         2.03. Monthly Option Fee. Commencing on the Effective Date and on the first business day of each month thereafter until the Closing Date, but excluding the month in which the Closing Date occurs, CDC shall pay to Estrella the Monthly Option Fee. The Monthly Option Fees shall constitute consideration for the granting of the Option and shall not be credited toward the Purchase Price. If Estrella fails to receive the Monthly Option Fee on any date it is due, Estrella shall notify CDC of such fact by written notice, in which case CDC shall have the right to make such payment within two business days without being in default in payment of the Monthly Option Fee. If CDC fails to pay the Monthly Option Fee within the two business days after receipt of such notice, the Option shall terminate. The Monthly option Fee shall not be refundable to CDC if CDC fails to exercise the Option under any circumstances.

         2.04. Option Payment. Upon the Effective Date, and as additional consideration for the Option, CDC shall deliver the Option Payment to Estrella and Estrella hereby directs that the payment be wired to Borg-Warner Corporation, First National Bank of Chicago, ABA No. 071000013, Account No. 53-06841, for the account of Borg-Warner Corporation. The Option Payment shall not be refundable to CDC for any reason except as provided in Section 10.12. The Option Payment shall be applied to the Purchase Price at Closing pursuant to Section 3.01.2.

         2.05. Exercise of Option. The Option shall be exercised by CDC's delivery to Estrella, on or before the expiration of the Option, of written notice stating that CDC exercises the Option, and the delivery of the Exercise Deposit into escrow with Chicago Title Insurance Company, Santa Ana, California (the "Escrow") within two business days after delivery of such written notice. The Exercise Deposit shall be applied to the Purchase Price at Closing, or shall be treated as liquidated damages under Section 10.01 if the purchase and sale fails to close because of the default of CDC. If CDC fails to exercise the Option within the time allowed herein, Estrella shall be entitled to receive the Work Product and retain the Option Payment and all Monthly Option Fees, this Agreement shall immediately terminate, and the parties shall have no further obligations under this Agreement, except as provided in Sections 4.04.2, 4.05, 10.06, and 10.07.

                                   ARTICLE 3

                               PURCHASE AND SALE

         3.01. Purchase and Sale. Upon timely exercise of the Option by CDC, Estrella shall sell the Property to CDC, and CDC shall purchase the Property from Estrella, upon each and all of the following terms:

                 3.01.1 Purchase Price. The Purchase Price for the Property shall be the sum of Fifty Million Dollars ($50,000,000).

                 3.01.2 Manner of Payment. On the Closing Date, CDC shall pay the Purchase Price to Estrella by (a) crediting to the Purchase Price the Option Payment and applying the Exercise Deposit from the Escrow and paying the balance of the Purchase Price through the Escrow by electronic transfer of federal funds or other immediately available funds.

                 3.01.3 Closing Date. The Closing shall occur through the Escrow on or before the fiftieth (50th) day after exercise of the Option, but not later than March 31, 1989.

                 3.01.4 Condition of Title. Title to the Property shall be conveyed by Estrella on or before the Closing Date free and clear of all liens, leases, restrictions and encumbrances, except for the Acceptable Conditions of Title. The Acceptable Conditions of Title are: (a) the lien for real property taxes, supplemental taxes, and assessments not delinquent; (b) exceptions shown on the Title Report for the Planning Area, but excluding exceptions Nos. 5, 6 and 7; (c) exceptions shown on the Title Report for the Commercial Site, but excluding exceptions No. 3; (d) exceptions shown on the Title Report for the Intermediate

School Site; (e) exceptions shown on the Title Report for the Affordable Housing Site, but excluding exception 3; (f) such other matters as shall be created by or with the consent of CDC or by any persons claiming by or under CDC; and (g) that certain lease between Estrella and Rams Manufacturing, Inc., dated January 2, 1987, and (h) matters shown on the ALTA survey being prepared by Madole & Associates, Inc. Estrella's obligation to convey title shall be satisfied only by the willingness of the Title Company to issue the Title Policy showing fee title to the Property vested in CDC or its nominee, subject only to the Acceptable Conditions of Title, and the standard printed exclusions contained in the Title Policy. If Estrella is unable to convey title as required under this Section 3.01.4, then Estrella: (i) may elect to eliminate the unpermitted title exception and Estrella shall have up to 30 days for such purpose, and (ii) shall be obligated to remove any liens of a definite or ascertainable amount and pay any delinquent taxes using the proceeds of sale for such purpose. Estrella shall not be in default of this Agreement for failure to convey title in the condition required by this Section 3.01.4 unless
(i) Estrella fails to pay any delinquent taxes or remove any liens against the Property as to which Estrella has agreed to apply the proceeds of sale or (ii) failure of Estrella to convey title is due to the affirmative act of Estrella, which affirmative act would result in an exception to title on the title policy to be issued at Closing, and which affirmative act occurs after the date of the Title

Reports (including supplements) applicable to the respective portions of the Property, in which case CDC shall be entitled to the remedies contained in
Section 10.12. In the event of any other defects in title, CDC shall within five days after expiration of the 30 days period either terminate this Agreement and receive a return of the Exercise Deposit or accept title in the condition tendered and proceed to close the purchase and sale. In such case, CDC shall not be entitled to a return of the Option Payment or to recover damages or seek any other remedies.

                  3.01.5 Estrella's Deposit of Documents and Funds. Estrella shall deposit or cause to be deposited the following into Escrow before the Closing Date for delivery to CDC:

                       (a) The Deed duly executed and acknowledged by Estrella;

                       (b) Counterpart original of the assignment and assumption agreement, in the form attached as Exhibit D, duly executed and acknowledged by Estrella;

                       (c) A certificate executed by Estrella in the form attached as Exhibit E representing that all representations and warranties made by Estrella under this Agreement are true and correct as of the Closing Date;

                      (d) A duly executed certification in the form attached as Exhibit F representing that neither Estrella, nor any party with any interest in Estrella, has or shall receive any brokerage commission or finder's fee paid or to be paid in connection with the sale of the Property to CDC;

                      (e) A Nonforeign Certification duly executed by Estrella as of the Closing Date; and

                      (f) The Grant of Easement and Declaration of
Covenants, duly executed and acknowledged by Shorecliffs Golf Course, Inc. or its successor in interest, as required by Section 8.03.

                      (g) Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably required for conveyance of the Property to CDC in accordance with this Agreement.

                 3.01.6 CDC's Deposit of Documents and Funds. CDC shall deposit or cause to be deposited the following into Escrow for delivery to Estrella on or before the Closing Date:

                      (a) Sums sufficient to close the purchase of the Property;

                      (b) A certificate executed by CDC affirming that all representations and warranties made by CDC under this Agreement are true and correct as of the Closing Date; and

                      (c) The letter of credit for $1,500,000 (hereinafter
"B-W Letter of Credit") held by the City as security for certain obligations under the Settlement/Development Agreement, or in lieu thereof, a letter of credit in the amount of $1,500,000 in favor of Borg-Warner corporation which, by its terms, may be drawn on if the City makes demand upon Estrella or Shorecliffs Golf Course, Inc. to perform the obligations secured under the Settlement/Development Agreement, or if the B-W Letter of Credit is drawn on by the City.

                      (d) Counterpart original of the assignment and assumption agreement, in the form attached as Exhibit D, duly executed and acknowledged by CDC.

                      (e) The improvement bonds held by the City as security for Estrella's obligations under the subdivision agreement for the Affordable Housing Site and the Commercial Site, or in lieu thereof, a bond or other security reasonably satisfactory to Estrella which shall indemnify Estrella and BorgWarner Corporation if the City makes demand upon such bonds or upon Estrella to perform its obligations secured under such subdivision agreements relative to the installation of subdivision improvements in the Commercial Site and the Affordable Housing Site, and Estrella shall be responsible for maintaining bonds required by the City for other real property covered by such subdivision agreement.

                      (f) Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably required for conveyance of the Property in accordance with this Agreement.

                 3.01.7 Closing Costs and Prorations.

                      (a) Estrella shall pay the cost of a CLTA Owner's
Form title insurance policy, any documentary transfer taxes, and one-half of any escrow fees. CDC shall pay the difference between the cost of the Title Policy and the cost of a CLTA title policy, all recording fees, and one-half of any escrow fees. All other Closing costs shall be paid in accordance with the custom of the County.

                          (b) All real property taxes and interest on
assessments, whether payable in installments or not, including without limitation all supplemental taxes for the fiscal year in which the Closing occurs, shall be prorated as of the Closing Date. It is understood that CDC shall be responsible for paying any supplemental taxes levied and assessed as a result of the sale of the Property or applicable to the period after the Closing (it being understood that Estrella shall be responsible for paying such supplemental taxes for the period before Closing). If the amount of taxes or charges applicable to any portion of the Property cannot be determined as of the Closing Date because the assessed value of the Property or the tax rate affecting the Property has not been determined or publicly announced, or portions of the Property have not yet been segregated for tax purposes, or for any other reason, then a proration shall be made based upon the Title Company's best estimate of the taxes or charges applicable to the Property and an adjustment outside of escrow shall be made between the parties upon written request of either party when the correct amount of taxes or charges becomes known. All utility charges accrued up to the Closing Date shall be paid by Estrella.

                                   ARTICLE 4

                           INVESTIGATION OF PROPERTY

         4.01. As Is With All Faults Conveyance. CDC acknowledges and agrees the Property is being optioned and sold by Estrella in an AS IS, WITH ALL FAULTS condition. CDC and Estrella have previously executed and entered into a non binding Letter of Intent dated July 20, 1988, attached hereto as Exhibit K, pursuant to which CDC was allowed to pursue its own independent analysis and due diligence inspection of the Property and Development Entitlements. Under said Letter of Intent CDC was granted access to the Property, Title Reports, Settlement/Development Agreement, Specific Plan, Wastewater Agreement, the proposed City Regional Circulation, Financing and Phasing Program and the Development Entitlements within the possession of Estrella. CDC was also granted access to the Property consultants including, but not limited to, Tierra Planning & Design, Madole & Associates, the attorneys for Estrella (Menke, Fahrney & Carroll), as well as the officials of the City. Estrella has, during the term of the Letter of Intent, provided to CDC certain information as to the Property, but, with the express understanding that CDC should do its own investigation and analysis and come to its own conclusions as to any such information. Estrella has also allowed CDC to take an active part relating to certain matters affecting the Property, including but not limited to: (i) Estrella has delivered a Letter of Authorization, attached hereto as Exhibit L, to the City Planning Commission which authorized CDC to submit information or applications on behalf of Estrella with respect to both the existing 155 allocations and the pending application for allocations for the balance of the units in Tentative Tract Map 12895 and (ii) Estrella has authorized CDC to submit an Outline of Proposed Development Agreement, attached hereto as Exhibit M, to the City.

         4.02. Disclaimer of warranties. Estrella makes no warranty, representation or guarantee as to CDC's ability to successfully obtain the allocations referenced in the Letter of Authorization or as to the willingness of the City to enter into a development agreement. Except for the express representations and warranties of Estrella contained in Article 5, CDC is acquiring the Property "as is" and without any warranty of Estrella, express or implied, as to the Property or fitness of any of the Property for CDC's use. EXCEPT FOR OBLIGATIONS CONTAINED IN THIS AGREEMENT OR REPRESENTATIONS CONTAINED IN ARTICLE 5, NEITHER ESTRELLA NOR ANY PERSON ACTING FOR OR WITH ESTRELLA HAS MADE OR DOES MAKE ANY STATEMENT, AFFIRMATION, REPRESENTATION OR WARRANTY UPON WHICH CDC SHOULD RELY, WHETHER EXPRESS OR IMPLIED, AS TO THE PROPERTY INCLUDING, BUT NOT LIMITED TO, ANY ITEM OF PERSONAL PROPERTY OR AS TO THE CONDITION, QUALITY, OPERATING CHARACTERISTICS OR RELIABILITY OF SUCH PROPERTY, OR AS TO ITS SUITABILITY FOR ANY GENERAL OR PARTICULAR PURPOSE, WHATSOEVER, AND ANY AND ALL WARRANTIES IMPLIED BY LAW, INCLUDING, BUT NOT LIMITED TO, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

         4.03 Authorization By Estrella to CDC. Subject to the limitations contained in Section 4.04 of this Agreement, during the term of this Agreement, provided the Monthly Option Fees are paid to Estrella and provided that the Option has not been terminated, Estrella authorizes CDC to proceed as follows:

                 4.03.1 CDC can proceed with its activities as outlined in the Letter of Authorization.

                 4.03.2 CDC can proceed with its efforts to obtain the City approval of its proposed development agreement; provided, however, the development agreement shall not adversely affect the rights of Estrella under the Settlement/Development Agreement.

                 4.03.3 Estrella shall allow CDC, on behalf of Estrella, to process a final subdivision map for a portion of Tentative Tract 12895 containing a total of 161 lots and permitting construction of not less than 155 market-rate single-family residences, five (5) model homes and an adjacent parking lot, and to process other final subdivision maps with respect to tentative Tract 12895.

                 4.03.4 CDC may proceed with further inspections, due diligence, and other activities related to Section 4.03.1 through 4.03.

         4.04 Limitations on CDC Rights. While Estrella shall allow CDC, during the term of the option, to proceed as set forth in Section 4.03, Estrella's authorization to CDC is expressly subject to the following terms and conditions:

                 4.04.1 CDC may proceed to enter upon the Property as set forth in, and subject to, Section 10.07.

                 4.04.2 To the extent CDC proceeds with the activities authorized by Estrella under Sections 4.03.1 through

4.03.4 above, such activities shall be at CDC's sole cost and expense, including without limitation, the costs and expenses of the property consultants, agents, contractors and subcontractors engaged by CDC with respect to such activities.

                 4.04.3 In connection with CDC's activities under Sections
4.03.1 through 4.03.4, above, Estrella may be requested to enter into agreements with the City or other parties, or to undertake certain commitments or obligations which would be binding on Estrella or the Property, even if CDC does not exercise the Option and close the purchase of the Property (hereinafter called "Binding Agreements"). Estrella shall be under no obligation to enter into any Binding Agreements, even if Estrella's refusal to enter into the Binding Agreements results in CDC's inability to continue and/or successfully complete its activities under Sections 4.03.1 through 4.03.4 above; except Estrella shall not act unreasonably in refusing to enter into any Binding Agreement or unreasonably delay in doing so upon request of CDC. If requested by CDC, Estrella shall affirm in writing to third parties, including the City, its approval of the cost allocations in the traffic plan approved by the City at the City Council meeting of November 2, 1988.

                 4.04.4 CDC shall not record any final subdivision maps with respect to Tentative Tract Map 12895, or any portion thereof.

                 4.04.5 CDC shall indemnify, defend and hold Estrella harmless from and against any and all claims, losses, liabilities, damages or expenses, including but not limited to reasonable attorneys fees and costs of defense, arising in whole or in part out of a breach by CDC of its obligations under Section 4.03 or 4.04.

         4.05 Right to Work Product. As part of the consideration for the grant of option, if CDC does not exercise the option or close the purchase of the Property, it shall promptly furnish to Estrella at CDC's expense copies of the Work Product and assign to Estrella all of CDC's right, title and interest therein.

                                   ARTICLE 5

                   ESTRELLA'S REPRESENTATIONS AND WARRANTIES

         5.01. Representations and Warranties. Estrella makes the following representations and warranties for the benefit of CDC:

                 5.01.1 Condemnation. Estrella has not received written notice of any actions by the City or any other governmental agency to condemn any portion of the Property by action of eminent domain.

                 5.01.2 Authorization. This Agreement and all other documents delivered by Estrella to CDC (a) have been or will be duly authorized, executed and delivered by Estrella, (b) are legal, valid and binding obligations of Estrella and, with respect to those documents that are instruments of conveyance, are sufficient to convey title and (c) are enforceable in accordance with their respective terms. Estrella is a limited partnership duly formed and validly existing under the laws of the State of California.

                 5.01.3 Hazardous Wastes. To Estrella's Best Knowledge, Estrella has not used or installed any underground tank, or used, generated, manufactured, treated, stored, placed, deposited or disposed of any Hazardous Materials on or about the Property or transported any Hazardous Materials to or from the Property and Estrella has not received any written notice from any state or federal agency concerning the violation of any laws or regulations relating to Hazardous Materials on the Property.

                                   ARTICLE 6

                      CDC'S REPRESENTATIONS AND WARRANTIES

         6.01. Representations and Warranties. CDC represents and warrants that this Agreement and all other documents delivered by CDC to Estrella (a) have been or will be duly authorized, executed and delivered by CDC, (b) are legal, valid and binding obligations of CDC and (c) are enforceable in accordance with their respective terms. CDC is a limited partnership formed and validly existing under the laws of the State of Delaware.

                                   ARTICLE 7

           EFFECT OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         7.01. Effect of Representations and Warranties. Each representation and warranty contained in Articles 5 and 6, respectively, (a) shall survive for a period of one year after the Closing Date and not merge with the delivery to CDC of the Deed, (b) is material and is being relied upon by the other party,

(c) is true in all material respects as of the Effective Date and (d) shall be true in all material respects on the Closing Date.

         7.02. Indemnification. CDC and Estrella each shall indemnify, defend and hold the other party, harmless from and against any and all claims, losses, liabilities, damages, or expenses, including without limitation reasonable attorneys' fees and costs of defense, arising in whole or in part, out of the breach or untruth of any representation, warranty or covenant contained in
Article 5 and Article 6 of this Agreement.

                                   ARTICLE 8

                               CDC's REQUIREMENTS

                                      AND

                              ESTRELLA'S COVENANTS

         8.01. CDC's Pre-Conditions. In purchasing the Property, CDC is relying on its ability to develop the Property substantially in accordance with the Specific Plan, and to obtain the approvals from the City necessary for the residential development of 2,200 units and the commercial development of 55 acres on the Property. Accordingly, CDC intends to purchase the Property if the following approvals are obtained on or before the Closing Date:

                 8.01.1. Final Map. City shall have approved a final subdivision map for a portion of Tentative Tract 12895 containing not less than 161 lots and such map shall be ready for immediate recording;

                 8.01.2. Development Allocations. The City shall have granted development allocations in sufficient quantity to permit the issuance of building permits for not less than 397 market-rate single family residences, exclusive of model homes, and, at Closing, such allocations shall be immediately transferable to CDC;

                 8.01.3. Development Agreement. The City and CDC shall have approved and executed a development agreement for the Property and the statutory referendum period shall have expired without initiation of a referendum; provided, however, the development agreement shall provide for termination if the purchase and sale shall fail to close as provided in this Agreement; and

                 8.01.4. General Plan Amendment. The City shall have amended its General Plan to the extent required to bring it into compliance with law.

         8.02. Golf Course Easement. On or before the Closing Date, Estrella shall cause Shorecliffs Golf Course, Inc. (or its successor-in-interest as owner of the Golf Course) to execute and record a Grant of Easement and Declaration of Covenants in substantially the form attached hereto as Exhibit H providing for, among other things, a grant of easement in favor of CDC for construction and installation of, and access to, an enclosed box culvert storm drain across a portion of the Golf Course (which easement may be assigned to the County Flood Control District). In addition, before Closing, Estrella shall cause any beneficiary under any deed of trust encumbering the Golf Course to subordinate to the Grant of Easement and Declaration of Covenants in form satisfactory to CDC.

         8.03. SDG&E Site Relocation. Estrella shall not enter into any agreement with San Diego Gas & Electric Company ("SDG&E") relocating the substation site of SDG&E near the entrance to the Forster Ranch without the written approval of CDC, which approval shall not be unreasonably withheld or delayed. Upon Closing CDC shall assume Estrella's obligations under any such agreement.

         8.04. Green Belt. Estrella, at its sole cost and expense, shall maintain the approximately 12-acre linear greenbelt (hereinafter called the "Greenbelt") described on Exhibit I attached in an attractive and healthy condition until such time as the Greenbelt is transferred to and accepted for ownership and maintenance by a homeowners association, or until Closing, whichever shall first occur. If the Greenbelt has not been conveyed to a homeowners association by Closing, then CDC shall accept title to the Greenbelt and Estrella shall have no further obligations relating thereto. Estrella shall continue its efforts to convey the Greenbelt to a homeowners association until Closing.

         8.05. Alterations. Estrella shall not make any material alterations to the physical condition of the Property without CDC's prior written consent, which consent shall not be unreasonably withheld or delayed.

         8.06. Cooperation. Estrella shall continue to cooperate with CDC and its agents and consultants in CDC'S: (i) investigation of the Property, (ii) efforts to negotiate with the City and other public agencies relating to development of the

Property and obtaining Development Entitlements, (iii) efforts to eliminate any title defects that may affect the Property, and (iv) efforts to work with other builders and developers in mutual resolution of any issues affecting the Property. Such cooperation shall include, but not necessarily be limited to, assisting CDC in meeting the requirements contained in Section 8.01, attending meetings with the City regarding development of the Property, providing information concerning the history and background of the Property, providing letters to the City and other public agencies in support of resolving traffic and other development impacts to the Property, assistance in obtaining approval of public agencies for the storm drain and related improvements over the Golf Course, and assistance in relocating the SDG&E substation. Notwithstanding any failure of Estrella to cooperate as provided herein, CDC expressly acknowledges and agrees that neither the term of the Option nor the time of Closing shall be extended and CDC shall have no right to refund of the option Payment or Monthly Option Fees due to its failure to cooperate and CDC's exclusive remedy for any breach of this Section 8.06, shall be to proceed under Section 10.12, but nothing herein contained shall be construed to limit the damages available. Estrella shall not be in default of its obligations under this Section 8.06 unless such failure to cooperate is in bad faith and unless it has received from CDC at least five business days' written notice of failure to cooperate and Estrella fails to cure its failure to cooperate within such five-business-day period; provided, however, that after two such defaults have occurred and been cured, Estrella shall have no further right to cure.

         8.07 No Representation or Warranty. Estrella makes no warranty, representation, or guarantee as to CDC's ability to satisfy the requirements or obtain the approvals from the City as provided in this Article 8. The failure of such requirements to be satisfied or approvals to be obtained shall not extend the term of the Option or time of Closing, and shall not give CDC any right to receive a refund of the Option Payment or Monthly Option Fees.

                                   ARTICLE 9

                ASSIGNMENT OF DEVELOPMENT RIGHTS AND OBLIGATIONS

         9.01. Settlement/Development Agreement. Estrella shall assign to CDC, effective as of the Closing Date, all its rights in and to the Settlement/Development Agreement and CDC shall assume Estrella's obligations thereunder; provided, however, that CDC shall not assume any obligations under Sections 305D (dedication and landscaping of park site located in Development
Area), 312 (Golf Course obligations), 501.1 (dismissal of lawsuits) or any other sections of the Settlement/Development Agreement which affects only that portion of the Development Area not included within the Property and such obligations shall remain the obligations of Estrella or the owner of the Golf Course, as the case may be.

         9.02. Tentative Tract 12895. Estrella shall assign to CDC, effective as of the Closing Date, all its rights in and to Tentative Tract Map 12895 and all Development Entitlements thereunder, including, without limitation, any final subdivision maps, development allocations, building permits, and grading permits issued or initiated thereunder, and any application for any of the foregoing.

         9.03. Wastewater Treatment Capacity. Estrella shall assign to CDC, effective as of the Closing Date, all its rights in and to the Wastewater Agreement including, but not limited to, the allocation of wastewater treatment capacity designated for the Forster Ranch, and CDC shall assume Estrella's obligations thereunder.

         9.04. Litigation. Estrella shall assign to CDC effective as of the Closing Date, all of its rights in and to the lawsuits described in Exhibit G and, upon request of CDC, Estrella shall execute and deliver to CDC a substitution of legal counsel and such other documents as may be required by CDC to substitute itself in place of Estrella in such lawsuits and CDC shall accept such assignment. CDC shall indemnify, defend and hold Estrella harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, actual attorneys' fees and costs of defense) arising out of such litigation; provided, however, Estrella shall be liable (and CDC shall have no responsibility for) any of Estrella's attorney's fees, expert and consultant fees, or any other costs or expenses related to the lawsuits incurred before the Closing. Nothing contained in this Agreement is intended to limit Estrella's control or conduct of the litigation described in Exhibit G.

         9.05. Subdivision Agreements. Estrella shall assign to CDC effective as of the Closing Date, all of its rights in and to the subdivision agreement dated August 15, 1984 between Estrella and the City to the extent it affects the Commercial Site and the Affordable Housing Site (but not as to any other real property) in force as of the Effective Date, and at Closing, CDC shall assume Estrella's obligations thereunder as to the Affordable Housing Site and the Commercial Site and substitute subdivision improvement bonds in place of those which have been posted by Estrella with respect to subdivision improvements to be made for the Commercial Site and the Affordable Housing Site, but Estrella shall maintain bonds relating to any other real property covered by such subdivision agreement.

         9.06. Other Rights. Estrella shall assign to CDC, effective as of the Closing Date, all its rights in and to that certain lease dated January 2, 1987, between Estrella and Rams Manufacturing, Inc., relating to the grazing of livestock on the Property, and any Development Entitlements, except as they may pertain to Excluded Property. Upon written request of Estrella, Estrella shall give notice of termination to the lessee under such lease, as provided under Paragraph 4 of such lease.

         9.07. Indemnities. CDC shall indemnify, defend, and hold Estrella harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, actual attorneys' fees and costs of defense) arising from or in any way related to CDC's failure after Closing to perform obligations it assumes under the Settlement/Development Agreement, Wastewater

Agreement, the Subdivision Agreement, or the lease and Development Entitlements referred to in Section 9.06.

                                   ARTICLE 10

                                    GENERAL

         10.01. LIQUIDATED DAMAGES. EXCEPT AS PROVIDED IN SECTION 10.02, IF CDC DEFAULTS IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ESTRELLA, BY WRITTEN NOTICE TO CDC, SHALL MAKE DEMAND FOR PERFORMANCE, AND IF CDC SHALL FAIL TO PERFORM WITHIN FIFTEEN (15) BUSINESS DAYS AFTER RECEIPT OF SUCH DEMAND, ESTRELLA MAY TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO CDC. UPON SUCH TERMINATION, ESTRELLA SHALL BE ENTITLED TO RETAIN THE EXERCISE DEPOSIT AS LIQUIDATED DAMAGES. ESTRELLA AND CDC ACKNOWLEDGE AND AGREE THAT DETERMINING ESTRELLA'S ACTUAL DAMAGES, IN THE EVENT OF AN UNCURED DEFAULT BY CDC, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE. THEREFORE, IN THE EVENT OF AN UNCURED DEFAULT BY CDC, THE PARTIES HAVE AGREED THAT, AFTER NEGOTIATION, THE EXERCISE DEPOSIT SHALL CONSTITUTE ESTRELLA'S SOLE AND EXCLUSIVE REMEDY, AND THAT THIS SUM REPRESENTS A REASONABLE ESTIMATE OF THE ACTUAL DAMAGES ESTRELLA WOULD INCUR IN THE EVENT OF AN UNCURED MATERIAL DEFAULT BY CDC. BY INITIALING IN THE SPACES WHICH FOLLOW, ESTRELLA AND CDC SPECIFICALLY AND EXPRESSLY AGREE TO ABIDE BY THE TERMS AND PROVISIONS OF THIS SECTION 10.01 GOVERNING LIQUIDATED DAMAGES, AND ESTRELLA WAIVES ANY RIGHT TO SPECIFICALLY ENFORCE THIS AGREEMENT. IT IS EXPRESSLY UNDERSTOOD THAT ANY PAYMENT OF LIQUIDATED DAMAGES UNDER THIS SECTION
10.01 SHALL BE IN ADDITION TO

PAYMENT TO ESTRELLA OF THE OPTION PAYMENT, THE MONTHLY OPTION FEES, AND THE WORK PRODUCT.

         ESTRELLA: /s/ DS          CDC: /s/ J

         10.02 Recovery on Indemnities. Nothing contained in Section 10.01 shall preclude or limit recovery by Estrella under the indemnity covenants of CDC as provided in Sections 4.04.5, 7.02, 9.07, 10.03, 10.06, 10.07 and 10.14
of this Agreement.

         10.03. Indemnity. Estrella shall indemnify, defend and hold CDC harmless from and against any and all claims, damages, liabilities or expenses (including reasonable attorneys' fees and costs of defense) for personal injury or damage to property of others occurring on the Property before the Closing. CDC shall indemnify, defend and hold Estrella harmless from and against any and all claims, damages, liabilities or expenses (including reasonable attorneys' fees and costs of defense) for personal injury or damage to property of others occurring on the Property after the Closing.

         10.04. Eminent Domain. If before Closing all or any material portion of the Property is taken by eminent domain, or any public authority having the power of eminent domain threatens to take all or any material portion of the Property, CDC shall have the right to terminate this Agreement by written notice to Estrella and recover the Exercise Deposit. If CDC does not elect to terminate this Agreement because of such taking or threatened taking, the purchase and sale shall close, CDC shall have the right to any award made by the condemning authority, and Estrella shall immediately assign to CDC its right to such award. Estrella shall notify CDC of any action or threatened action to condemn all or any part of the Property within fifteen business days after first receiving written notice of same. For purposes of this Section 10.04, a "material" portion of the Property shall mean a taking of
(a) more than ten percent (10%) of the real property, (b) a means of access to the Property, unless alternative means of access exist which in CDC's judgment are adequate to serve the Property or (c) 10% or more of the dwelling units that may be constructed on the Property or 20% or more of the buildable area of the Commercial Site. If any nonmaterial portion of the Property is taken by eminent domain before the Closing Date, CDC shall complete the purchase of the Property, and shall have the right to any award made by the condemning authority, and Estrella shall assign to CDC its right to any such award.

         10.05. Notice. Every notice, demand, request, designation, consent, approval or other document or instrument delivered pursuant to this Agreement shall be in writing, and shall be either personally delivered, sent by Federal Express or other reputable overnight courier, sent by facsimile transmission with the original subsequently delivered by other means, or sent by registered or certified United States mail, postage prepaid, return receipt requested, to the address set forth below, or to such other address as a party may designate from time to time:

         To CDC:                  Centex Development Company, L.P.
                                  5928 Pascal Court, Suite 213
                                  Carlsbad, CA 92009
                                  Attn: Ron Brent

                                  Phone Number: (619) 431-9228
                                  Facsimile: (619) 431-0721

         With a copy to:          Raymond G. Smerge
                                  3333 Lee Parkway, Suite 1200
                                  P. 0. Box 19000
                                  Dallas, Texas 75219
                                  Phone Number: (214) 559-6500
                                  Facsimile: (214) 522-7568

         With a copy to:          McCutchen, Doyle, Brown & Enersen
                                  Three Embarcadero Center
                                  San Francisco, CA 94111
                                  Attn: Robert E. Merritt, Jr.
                                  Phone Number: (415) 393-2000
                                  Facsimile: (415) 393-2286

         To Estrella:             Estrella Properties, Ltd.
                                  33971 Selva Road, Suite 260
                                  Laguna Niguel, California 92677
                                  Attn: Darrel M. Spence
                                  Phone Number: (714) 496-7770

         With a copy to:          Leonard M. Klehr, Esq.
                                  Klehr, Harrison, Harvey,
                                       Branzburg, Ellers & Weir
                                  1401 Walnut Street
                                  Philadelphia, PA 19102
                                  Phone Number: (215) 568-6060
                                  Facsimile: (215) 568-6603

         With a copy to:          D. William Wagner, Esq.
                                  Sidley & Austin
                                  2049 Century Park East, #3900
                                  Los Angeles, CA 90067
                                  Phone Number: (213) 556-6421
                                  Facsimile: (213) 556-6502

         With a copy to:          Patrick D. Carroll
                                  Menke, Fahrney & Carroll
                                  650 Town Center Drive, #1850
                                  Costa Mesa, CA 92626
                                  Phone Number: (714) 556-7111
                                  Facsimile: (714) 566-6426

         Written notices served by registered or certified mail shall be deemed delivered 48 hours after the date mailed. Other notices shall be effective upon delivery.

         10.06. Commissions; Indemnity. CDC shall indemnify, defend and hold Estrella harmless from and against all claims, liability, damages and expenses (including, without limitation, actual attorneys' fees and costs of defense) for fees or other compensation claimed due to any broker, salesman or finder based on any agreement or commitment made or alleged to have been made by CDC. Estrella shall indemnify, defend and hold CDC harmless from and against all claims, liability, damages and expenses (including, without limitation, actual attorneys' fees and costs of defense) for fees or other compensation claimed due to any broker, salesman or finder based on any agreement or commitment made or alleged to have been made by Estrella.

         10.07. Right of Entry. At any time before Closing, CDC and its authorized representatives, agents, employees and contractors shall have the right to enter upon the Property for purposes of inspecting the Property, conducting tests and studies, preparing surveys and maps and all other purposes reasonably related to the proposed acquisition and development of the Property. CDC shall (a) exercise reasonable care in connection with any such entry and activities upon the Property, (b) keep the Property free of liens and (c) indemnify Estrella against any claims, damages, liabilities or expenses resulting from CDC's exercise of its rights under this Section 10.07.

         10.08. Entire Agreement. This Agreement, including the exhibits attached hereto, is intended by the parties as a final expression of their agreement with respect to the subject matter contained in this Agreement and this Agreement shall supersede any prior agreements oral or written.

         10.09. Amendments and Waivers. No amendment to this Agreement shall be effective unless set forth in writing signed by both parties.

         10.10. Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts made and to be performed in California.

         10.11. Confidentiality and Publicity. A signed, redacted copy of this Agreement may be delivered by either party to the City and a full copy to any prospective lender of CDC and





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
the partners of either party. In all other respects, the parties shall at all times keep this transaction and any documents received from each other confidential, except to the extent necessary to (a) comply with applicable law and regulations or (b) carry out the obligations set forth in this Agreement. Any disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party. No press release or other public disclosure shall be made by either party or any of its agents concerning this transaction without the prior written consent of CDC.

         10.12 Remedies. The remedies of Estrella for a default under this Agreement by CDC are addressed in Sections 10.01 and 10.02 and these rights constitute the exclusive remedies available to Estrella. If Estrella defaults in the performance of any of its covenants or obligations under this Agreement, including breaches of any of its representations or warranties made in this Agreement, CDC shall have as its exclusive remedy the right to: (i) proceed to close the purchase and sale of the Property, in which case CDC shall be deemed to have waived all claims for damages for defaults, including breaches of representations or warranties to the extent such matters were known or disclosed to CDC at, or prior to, Closing, or seek specific performance of this Agreement if Estrella shall fail or refuse to close, provided that this remedy shall be available only on the conditions contained below in this Section 10.12; or (ii) recover the Exercise Deposit and, subject to Section 10.13, any and all damages for such default as may be available to CDC under the law, but without limiting the foregoing, if the default consists of the failure of Estrella to close the purchase and sale or to remove any liens or delinquent taxes against the Property as provided in
Section 3.01.4, or the creation of a defect in title by the affirmative act of Estrella after the dates of the Title Reports as provided in Section 3.01.4, CDC shall be entitled to a refund of the Option Payment.

         In order to be entitled to seek specific performance under this Agreement and to file a lis pendens with respect to the Property, CDC shall have: (i) timely exercised the Option as required in Section 2.05; (ii) deposited into Escrow before March 31, 1989, all deposits required under
Section 3.01.6 (provided, however, CDC shall be entitled to withdraw such funds and documents three (3) days after tender has been made, unless Estrella shall perform by completing the sale of the Property as provided in the Agreement); and (iii) tendered waiver of all conditions for Closing, except performance of any covenants of Estrella under Sections 3.01.1, 3.01.2, 3.01.3, 3.01.5, 3.01.6, 3.01.7, Article 9, and the obligation of Estrella to pay any delinquent taxes and remove liens from the Property out of the proceeds of sale as contained in Section 3.01.4.

         10.13 Limitation on CDC Damages and Indemnities. With respect to any default by Estrella under this Agreement, except the failure of Estrella to make all deposits as required by Section 3.01.5, or the creation of a defect in title by the affirmative act of Estrella after the date of the Title Report as provided in Section 3.01.4 or the failure of Estrella to remove any liens or pay delinquent taxes as provided in Section 3.01.4, CDC shall only be entitled to recover its out-of-pocket expenses as damages. Nothing contained in Section 10.12 shall preclude or limit recovery by CDC under the indemnity covenants of Estrella as provided in Sections 7.02, 10.03, 10.06, and 10.14 of this Agreement.

         10.14. Attorneys' Fees. In the event of any legal proceeding for enforcement of any of the terms or conditions of this Agreement, the prevailing party in such action, or the nondismissing party where the dismissal occurs other than by reason of a settlement, shall be entitled to recover its reasonable costs and expenses, including without limitation reasonable attorneys' fees and costs. The "prevailing party," for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by dismissal or judgment.

         10.15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Neither party shall have any right to assign their interest in this Agreement, except at the Closing or except to an Affiliate. As used herein "Affiliate" shall mean an entity controlled by, or under common control with, either party, or partners of a party having at least a 20% interest in equity.

         10.16. Further Assurances. CDC and Estrella each, at any time before or after Closing and at their own expense, shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by the other party, and shall take





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
any other action consistent with the terms of this Agreement for the purpose of carrying out the intent of this Agreement.

         10.17. Memorandum of Option. A memorandum of this Agreement in the form attached hereto as Exhibit J shall be recorded in the official records of the County contemporaneously with the execution of this Agreement.

         10.18. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third person to any party hereto or give any third person any right of subrogation or action over against any party to this Agreement.

         10.19. Counterparts; Exhibits. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exhibits attached to this Agreement are incorporated herein and made a part hereof by this reference.

         10.20. Headings. The headings used in this Agreement are for descriptive purposes only and shall not be used in the interpretation or construction of this Agreement.

         10.21 Time. Time is of the essence of each and every term of this Agreement.

                                   ARTICLE 11

                                SPECIAL REMEDIES

         11.1 Reference Provision.

                 11.1.1 Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (as hereinafter defined), will be settled by a reference proceeding in Orange County, California, in accordance with the provisions of Sections 638, et seq., of the California Code of Civil Procedure, or their successor sections ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding, and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Orange County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five
(45) days after the Claim Dates, the referee shall be promptly selected by the Presiding Judge of the Orange County Superior Court (or his representative). The referee shall be appointed to sit as a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one preemptory challenge pursuant to CCP
170.6. The referee shall: (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date; and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP 644 in any court in the State of California having jurisdiction and be subject to review as provided in CCP 645. Any party may apply for a reference at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim (the "Claim Date"), by filing a petition for a hearing or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon fifteen (15) days' written notice, and requests for production or inspection of documents shall be responded to within twenty
(20) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee.

                 11.1.2 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted, including the time and place of all hearings, the order or presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter at the trial, which payment shall be borne equally by the parties.

                 11.1.3 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment.

         IN WITNESS WHEREOF, the parties have executed this Option Agreement the day and year first above set forth.

                                  ESTRELLA PROPERTIES, LTD., a
                                  California limited partnership

                                  By: Shannon Developers, Inc., a
                                      California Corporation


                                  By: /s/ DARREL SPENCE
                                      Darrel Spence, President



                                  CENTEX DEVELOPMENT COMPANY, L.P., a
                                  Delaware limited partnership

                                  By: 3333 Development Corporation,
                                      general partner


                                  By: /s/ RAYMOND G. SMERGE
                                      Raymond G. Smerge,
                                      Agent and Attorney-In-Fact